Exhibit 99.1

Keryx Biopharmaceuticals Announces Third Quarter 2017 Financial Results

•	Company reported $15.0 million in third quarter 2017 total revenues, including net U.S. Auryxia® product sales of $13.6 million

•	U.S. Food and Drug Administration (FDA) approves Auryxia® (ferric citrate) tablets as a treatment for adults with iron deficiency anemia and chronic kidney disease, not on dialysis

•	Keryx Biopharmaceuticals to hold a conference call for investors at 8:00 a.m. ET today to discuss its third quarter 2017 financial results and the FDA approval

BOSTON, MA, November 7, 2017 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with kidney disease, today announced its financial results for the quarter ended September 30, 2017. The company also reviewed its progress with Auryxia, upcoming milestones, and withdrew its 2017 financial guidance.

“Auryxia prescriptions grew 18 percent in the third quarter compared to the second quarter of 2017, reflecting continued adoption of Auryxia; however, this growth was offset by a change in our payer mix,” said Greg Madison, president and chief executive officer of Keryx Biopharmaceuticals. “Our confidence in Auryxia remains strong with brand awareness and clinical experience expanding. With the approval of Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis, we are thrilled to have the opportunity to now make Auryxia available to millions of people in the United States living with this condition. With a medicine that can treat two complications of chronic kidney disease, we believe we have a strong foundation from which to build a leading kidney care company.”

Third Quarter 2017 Financial Results

•	Approximately 24,900 Auryxia prescriptions were written in the third quarter of 2017, representing 18 percent growth over the second quarter of 2017.

•	Keryx reported third quarter 2017 net U.S. Auryxia product sales of $13.6 million; sequential quarter prescription growth was offset by an increase in the gross-to-net adjustment due to a change in the mix of business, with greater prescription volume coming from patients with Medicare Part D insurance.

•	Given the potential of the additional Auryxia indication on future prescription demand and the dynamics surrounding Auryxia’s payer mix, prescription demand growth and the resulting net U.S. Auryxia product sales in the third quarter, Keryx is withdrawing its 2017 financial guidance.

Recent Business Highlights

•	The FDA approved Auryxia for an additional indication for the treatment of iron deficiency anemia in adults with chronic kidney disease, not on dialysis. Additional information on the approval is available in a separate press release issued today by Keryx Biopharmaceuticals.

•	Three abstracts related to Auryxia – one oral presentation and two poster presentations – were presented at the American Society of Nephrology’s (ASN) 2017 Kidney Week. The accepted abstracts are available online on the ASN conference website.

Third Quarter September 30, 2017 Financial Results

“Third quarter net U.S. product sales were lower than anticipated due to a change in the payer mix for Auryxia as well as lower-than-expected growth in prescriptions,” said Scott Holmes, senior vice president and chief financial officer of Keryx Biopharmaceuticals. “The growth in Medicare Part D prescriptions, aided by the two large payer contracts added in March and June of this year, outpaced growth in the remainder of the business, leading to a faster acceleration in our gross-to-net adjustment than anticipated. The broad payer coverage across Medicare Part D and commercial plans we have today is critical to continued adoption of Auryxia for the treatment of hyperphosphatemia and positions us well in terms of access for those patients with iron deficiency anemia and chronic kidney disease, not on dialysis.”

Total revenues for the quarter ended September 30, 2017 were $15.0 million, compared with $6.3 million during the same period in 2016. Total revenues for the third quarter of 2017 include $13.6 million in net U.S. Auryxia product sales, compared to $5.1 million in the third quarter of 2016. Total revenues also include $1.4 million in license revenue during the third quarter of 2017 and $1.3 million in the third quarter of 2016.

Cost of goods sold for the quarter ended September 30, 2017 were $5.9 million, compared with $18.2 million during the same period in 2016.

Selling, general and administrative expenses for the quarter ended September 30, 2017 were $22.7 million, as compared to $20.5 million during the same period in 2016. The increase was related to the continued commercialization of Auryxia, and preparations for Auryxia’s launch in iron deficiency anemia.

Research and development expenses for the quarter ended September 30, 2017 were $9.3 million, as compared to $8.7 million during the same period in 2016. The increase was primarily related to manufacturing and clinical activities to support the long-term growth of Auryxia.

Net loss for the quarter ended September 30, 2017 was $23.5 million, or $0.20 per share, compared to a net loss of $41.7 million, or $0.39 per share, for the comparable period in 2016.

Cash and cash equivalents as of September 30, 2017 totaled $114.0 million compared to $111.8 million as of December 31, 2016.

Conference Call Information

Keryx Biopharmaceuticals will host an investor conference call today at 8:00 a.m. ET to discuss financial results for the third quarter of 2017 and the FDA approval of Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis. To participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 2193619. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for approximately 15 days after the call.

About Iron Deficiency Anemia in Adults with Chronic Kidney Disease, not on Dialysis

One out of every seven adults in the U.S. has chronic kidney disease. This disease carries a significant burden with complex issues requiring many different medications. A common complication of CKD is iron deficiency anemia. Iron is an essential mineral for the human body and is typically obtained from the diet. It is a critical component of human blood as it is necessary to make healthy red blood cells. People with chronic kidney disease often have anemia as a result of insufficient iron (called iron deficiency anemia) and do not produce enough hemoglobin, the component of the red blood cell that carries oxygen throughout the body. Iron deficiency anemia can negatively impact a patient’s quality of life and is associated with cardiovascular complications and increased mortality risk. Based on market research, Keryx estimates that nephrologists currently treat 650,000 people for iron deficiency anemia who have chronic kidney disease and are not on dialysis. There are estimated to be an additional 250,000 – 400,000 people under the care of a nephrologist who have chronic kidney disease and iron deficiency anemia but are not treated today. The prevalence and severity of iron deficiency anemia increases as kidney disease progresses.

About Auryxia® (ferric citrate) tablets

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 for the control of serum phosphorus levels in adults with chronic kidney disease on dialysis and approved on November 7, 2017 for the treatment of iron deficiency anemia in adults with chronic kidney disease not on dialysis. Auryxia tablets were designed to contain 210 mg of ferric iron, equivalent to 1 gram of ferric citrate, and offers convenient mealtime dosing. The starting dose of Auryxia for the treatment of hyperphosphatemia for patients on dialysis is six tablets per day (two per meal) and for the treatment of iron deficiency anemia in patients not on dialysis is three tablets per day (one per meal). For more information about Auryxia and the U.S. full prescribing information, please visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

CONTRAINDICATION

AURYXIA® (ferric citrate) is contraindicated in patients with iron overload syndromes, e.g., hemochromatosis.

WARNINGS AND PRECAUTIONS

•	Iron Overload: Increases in serum ferritin and transferrin saturation (TSAT) were observed in clinical trials with AURYXIA in patients with chronic kidney disease (CKD) on dialysis treated for hyperphosphatemia, which may lead to excessive elevations in iron stores. Assess iron parameters prior to initiating AURYXIA and monitor while on therapy. Patients receiving concomitant intravenous (IV) iron may require a reduction in dose or discontinuation of IV iron therapy.

•	Risk of Overdosage in Children Due to Accidental Ingestion: Accidental ingestion and resulting overdose of iron-containing products is a leading cause of fatal poisoning in children under 6 years of age. Advise patients of the risks to children and to keep AURYXIA out of the reach of children.

ADVERSE REACTIONS

Most common adverse reactions with AURYXIA were:

•	Hyperphosphatemia in CKD on Dialysis: Diarrhea (21%), discolored feces (19%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%)

•	Iron Deficiency Anemia in CKD Not on Dialysis: Discolored feces (22%), diarrhea (21%), constipation (18%), nausea (10%), abdominal pain (5%) and hyperkalemia (5%)

SPECIFIC POPULATIONS

•	Pregnancy and Lactation: There are no available data on AURYXIA use in pregnant women to inform a drug-associated risk of major birth defects and miscarriage. However, an overdose of iron in pregnant women may carry a risk for spontaneous abortion, gestational diabetes and fetal malformation. Data from rat studies have shown the transfer of iron into milk, hence, there is a possibility of infant exposure when AURYXIA is administered to a nursing woman.

To report suspected adverse reactions, contact Keryx Biopharmaceuticals at 1-844-445-3799.

Please click here to view the Full Prescribing Information for Auryxia.

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Net U.S. Auryxia product sales	$13,597	$5,050	$38,218	$18,945
License revenue	1,399	1,287	3,741	3,505

Total Revenues	14,996	6,337	41,959	22,450
Costs and Expenses:
Cost of goods sold	5,856	18,196	14,508	24,365
Research and development	9,275	8,674	25,051	23,320
Selling, general and administrative	22,746	20,521	70,835	61,518
License expense	838	772	2,244	2,103

Total Costs and Expenses	38,715	48,163	112,638	111,306

Operating Loss	(23,719)	(41,826)	(70,679)	(88,856)
Other Income (expense):
Other income (expense), net	241	150	(62,272)	(38,395)

Loss Before Income Taxes	(23,478)	(41,676)	(132,951)	(127,251)
Income taxes	20	20	60	60

Net Loss	$(23,498)	$(41,696)	$(133,011)	$(127,311)

Net Loss Per Common Share
Basic and diluted net loss per common share	$(0.20)	$(0.39)	$(1.18)	$(1.20)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	118,992,825	105,924,106	112,928,551	105,805,669

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$113,999	$111,810
Accounts receivable	$9,198	$5,236
Inventory	$26,010	$12,681
Other current assets	$15,571	$3,170
Total assets	$173,822	$141,427

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$36,538	$21,190
Convertible senior notes	$125,000	$125,000
Total liabilities	$164,860	$149,723
Stockholders’ equity (deficit)	$8,962	$(8,296)

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully market Auryxia and whether we can increase adoption of Auryxia in patients with CKD on dialysis and successfully launch Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; our ability to continue to supply Auryxia to the market; the risk that increased utilization by Medicare Part D subscribers will increase our gross-to-net adjustment greater than we anticipate; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is focused on the development and commercialization of innovative medicines that provide unique and meaningful advantages to people with kidney disease. The Keryx team consists of approximately 200 committed people working with passion to advance the care of people with this complex disease. This dedication has resulted in two FDA-approved indications for Keryx’s first medicine, Auryxia® (ferric citrate) tablets. For more information about Keryx, please visit www.keryx.com.

INVESTORS:

KERYX BIOPHARMACEUTICALS CONTACTS

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations & Corporate Communications

T: 617.466.3511

lora.pike@keryx.com

MEDIA:

SALUTEM

Lindsay Cangemi

T: 312-240-3379

Lindsay.cangemi@salutecomms.com